NAME OF REGISTRANT:
Franklin Capital Growth Fund
File No. 811-334

EXHIBIT - Item 77M:  Mergers


Pursuant to an Agreement and Plan of Reorganization by and between Franklin Strategic Series ("Strategic Series"), on behalf of its series, Franklin Large Cap Growth Fund ("Large Cap Fund"), and Franklin Capital Growth Fund ("Capital Fund"), the Capital Fund has acquired all of the property, assets and goodwill of Large Cap Fund on June 5, 2003, in exchange solely for shares of common stock of Capital Fund and the distribution, pursuant to the Agreement and Plan of Reorganization, of the Large Cap Fund's shares of common stock to the Capital Fund.